Exhibit 99.1

Contact:	Flow Investor Relations 253-813-3286

FLOW INTERNATIONAL RECEIVES NASDAQ NOTICE

RELATED TO LATE 10-Q FILING

KENT, Wash., September 21, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, announced that it has received a NASDAQ Staff Determination notice indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14) because the Company had not filed its 10-Q for the quarter ended July 31, 2006 in a timely manner, and that its common stock is subject to delisting from the NASDAQ Global Market. As the Company announced on September 11, 2006, it has delayed the release of its results pending the completion of an audit committee investigation of allegations regarding the timing of recognition of revenue for certain Nanojet sales in Flow Asia. The Nasdaq notice, which the Company expected, was issued in accordance with standard NASDAQ procedures. The Company will appeal this determination and request a hearing before the NASDAQ Listing Qualifications Panel. The Company’s appeal and hearing request will automatically stay the delisting of the Company’s common stock. Pending the Panel’s decision, the Company’s shares will continue to be listed on the NASDAQ Global Market with the addendum “.e”.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

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